EXHIBIT 99.1

For Immediate Release
             Telestone Technologies Reports 3RD Quarter 2004 Results

New York, New York (November 18, 2004) - Telestone Technologies Corporation (OTCBB: TESN), is pleased to announce that it is reporting positive third quarter results, including revenue for the nine months ended September 30, 2004 of $12.7 million and $ 5.2 million for the three month period ended September 30, 2004.

TESN results are reported in US dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Third Quarter Highlights Include:

     |X| Product sales generated $4,584,000 and service sales accounted for $624,000, which represents an increase of 31.57% and 12.23%, respectively, from $3,484,000 and $556,000 for the corresponding periods in 2003, respectively.
     |X| Gross profit margins were over 50% for the nine months ended September 30, 2004.
     |X| Stockholder equity was $11.1 million compared to $3.7 million for the period ended December 31, 2003.
     |X| Diluted earnings per share for the three month period ended September 30, 2004 was $0.28, based on the weighted average number of common stock outstanding during the period presented and adjusted for the effect of the dilutive effect of warrants outstanding during the period, total of 5,842,005 shares. (Current number of shares outstanding is 8,060,106, or 8,950,106 on a fully diluted basis.)
     |X| Diluted earnings per share, before extraordinary gains, for the nine month period ended September 30, 2004 was $1.72, based on the weighted average number of common stock outstanding during the period presented and adjusted for the effect of the dilutive effect of warrants outstanding during the period, total of 2,112,256 shares, (Current number of shares outstanding is 8,060,106,or 8,950,106 on a fully diluted basis.)
     |X| Current assets exceeded $21.8 million and the company has no long term liabilities.
     |X| The company announced that it had been awarded a significant Personal Handyphone System (PHS) Expansion Project by some of China's leading telecommunication companies: Shanghai Telecom, Yunan Telecom, and Gansu Telecom

"We are pleased to report that for the period ended September 30, 2004 we achieved profitable growth and record revenue and earnings for the nine month period. Third quarter net revenues were up 29% over the comparable quarter, driven by strong sales of Telestone Technologies wireless coverage products and customizable solutions", said Han Daqing Chairman, CEO & President." Results for the third quarter of 2004: Net revenues during the three months and nine months ended September 30, 2004 were $5,208,000 and $12,719,000, respectively, representing an increase of 29% and 24%, respectively compared to the comparable prior year period. Income before income taxes, minority interest and extraordinary gains for the respective periods were $1,632,000 and $ 4,437,000, respectively, which represents an approximately 1% and 21% increase compared to the corresponding periods in 2003, respectively. Net income for the three months and nine months ended September 30, 2004 was $1,632,000 and $5,938,000, respectively.


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Gross profit  margin for the same periods was 52% and 53%,  respectively,  which represents a decrease of 6% and an increase of 2%, respectively. TESN's gross profit margin for the three months ended September 30, 2004 decreased slightly compared to the first half year due to price pressure rising from competition.
For the nine month period ended September 30, 2004, our overall gross profit margin increased when compared to the corresponding period in 2003.

TESN's growth is primarily due to increased investments by telecom carriers in equipment purchases to enhance and upgrade their networks so as to provide better service to more than 300 million mobile subscribers in the PRC.

With the expansion of our relationship with China Unicom and China Mobile, we were able to increase our total revenues. We were also able to develop other revenue streams from China Telecom and China Netcom during the quarter.

About Telestone Technologies Corporation

The company is the survivor of the Plan of Reorganization of Milestone Capital, Inc. as confirmed by the United States Bankruptcy Court of the District of New Jersey in August 2004. Presently, the company through its newly acquired subsidiaries is a provider of high-tech, wireless communications coverage solutions in the People's Republic of China. The company principally provides integrated wireless coverage solutions through their national sales and services network to customers in the PRC. The company's wireless coverage solutions business is comprised of research, development and application of wireless communications technology used in a variety of indoor and outdoor environments such as hotels, residential estates, office buildings, airports, exhibition centers, underground stations, highways and tunnels. The company currently has approximately 323 employees.

The company has relocated its executive offices to those of its Beijing operations at Floor 6, Saiou Plaza, No. 5 Haiyang Road, Fengtai Technology Park, Beijing China 100070 and its telephone number is 86-10-83670505. The company website is www.telestonetech.com.

For additional information please contact: Todd Heinzl, Telestone Technologies Corporation, Corporate Communications, 275 Madison Avenue, 6th Floor, New York, NY 10016 Tel: (212) 880-3794 Fax: (212) 880 4241 or emailing
investors@telestonetech.com.



SAFE  HARBOR  Information  in this news  release or on this  website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private
Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.